Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

EcoloCap Solutions Introduces its Lithium X Battery Ahead of Schedule

EcoloCap’s Lithium X battery, originally scheduled for late winter 2010, was delivered to a Micro Bubble’s U.S. distributor for preliminary tests months ahead of schedule. Test results from the new battery are expected within 30 days and side-by-side comparisons will be released shortly thereafter.

Barrington, IL – January 19, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS) today announced that it is has delivered its first Lithium X batteries to Halo Renewable Energy of Seattle, WA (“Halo”), months ahead of the original schedule. Halo will conduct preliminary testing in collaboration with a major potential customer, which plans on using the battery for energy storage in multiple U.S. locations. The first test results should be available within a month, followed by the certification necessary to abide by safety and transportation regulations.

Michael Siegel, President and CEO of EcoloCap Solutions Inc. stated: “Our Korean partners have put a concentrated effort in the development of the Lithium X battery. The battery’s small size and weight coupled with its large energy reserve capacity as compared with what exists in the market today, makes it the perfect candidate for early adoption for electric powered vehicle and energy storage applications. The Lithium X battery addresses industry complaints that existing Lithium batteries are unreliable, lack durability and their high cost limits their marketability. We will publish side by side comparisons as soon as the initial U.S. based test results are available.”

Further information on EcoloCap Solutions Inc., its products and services can be found at http://www.ecolocap.com.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com